SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934
Date of report (date of earliest event reported): June 15, 2015

WHEELER REAL ESTATE INVESTMENT TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35713	45-2681082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2529 Virginia Beach Blvd., Suite 200
Virginia Beach, VA 23452
Registrant’s telephone number, including area code: (757) 627-9088

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

On June 15, 2015, the Registrant commenced an exchange offer (the “Exchange Offer”) to holders of its Series A Preferred Stock, no par value per share, $1,000 liquidation preference per share (the “Series A Preferred Stock”) and Series B Convertible Preferred Stock, no par value per share, $25 liquidation preference per share (the “Series B Preferred Stock”). The Exchange Offer will permit tendering shareholders to exchange their shares of Series A Preferred Stock or Series B Preferred Stock for an aggregate of up to 20,853,250 of newly issued shares of the Registrant’s common stock, $0.01 par value per share (the “Common Stock”).

Each share of Series A Preferred Stock is exchangeable for 500 shares of Common Stock, and each share of the Series B Preferred Stock is exchangeable for 12.5 shares of Common Stock. As a result of the number of shares of Common Stock to be issued in the Exchange Offer being fixed, changes in the trading price of the Common Stock may result in a difference in market value of the Common Stock received in exchange of the tendering preferred shares.

The Registrant will pay cash in lieu of any fractional shares of Common Stock upon the exchange of the Series A Preferred Stock and Series B Preferred Stock. The Exchange Offer will expire at 11:59 p.m., New York City time, on July 13, 2015, unless extended or terminated by the Registrant. The settlement date in respect of any shares of preferred stock that are tendered prior to the expiration date will be approximately three business days following the expiration of the Exchange Offer and is anticipated to be on or about July 16, 2015.

On June 15, 2015, the Registrant issued a press release disclosing its entry into the Exchange Offer. This press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statement of businesses acquired.
Not applicable.

(b)	Pro forma financial information.
Not applicable.

(c)	Shell company transactions.
Not Applicable.

(d)	Exhibits.

99.1	Press release dated June 15, 2015, announcing the Registrant's entry into the Exchange Offer.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Jon S. Wheeler
Jon S. Wheeler
Chairman and Chief Executive Officer
Dated: June 17, 2015

EXHIBIT INDEX

Number	Description of Exhibit
99.1	Press release dated June 15, 2015, announcing the Registrant's entry into the Exchange Offer.